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                                                                    EXHIBIT 3(b)


                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          ARTICLES OF INCORPORATION OF

                                  TEXOIL, INC.

         Pursuant to the provisions of the Nevada Corporation Code, the undersigned officers, H. L. Schulle, President, and Harry E. Whitsitt, Secretary, of the undersigned Corporation hereby certify that the stockholders of the Corporation adopted the following Amendments to its Articles of Incorporation.

         1.      Article One is amended in its entirety to read as follows:

                                  ARTICLE ONE

         The name of the corporation is UNICORP, INC.

         2.      Article Four is amended in its entirety to read as follows:

                                  ARTICLE FOUR

         The amount of total authorized capital stock of the corporation shall have the authority to issue is One Billion, Seven Hundred Fifty Million ($1,750,000,000) shares of Common Stock, each having a par value of $.01 per share.

         Each share of Common Stock issued and outstanding, shall be entitled to one vote on all matters. Cumlative voting shall be denied. Dividends shall be declared and paid out of funds legally available therefor. Shares of such stock may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

         3. The number of shares voted for and against each such amendment is stated as follows:

                 Article One:     For 53,992,001   Against          -0-

                 Article Four:    For 53,992,001   Against          -0-

Dated:   September 29, 1988.

                                        TEXOIL, INC.


                                        --------------------------------------
                                        H. L. Schulle, President


                                        --------------------------------------
                                        Harry E. Whitsitt, Secretary
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STATE OF TEXAS            )
                          )   ss.
COUNTY OF HARRIS          )

         Subscribed and sworn to before me this 29th day of September, 1988, by H.L. Schulle, President, and Harry E. Whitsitt, Secretary, of UNICORP, INC., a Nevada corporation.

         Witness my hand and official seal.

         My commission expires: __________________.


                                           ----------------------------------
                                           Notary Public

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                                           Address

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(S E A L)





This document filed in the Office of the Secretary of State of the State of Nevada
October 10, 1988